Exhibit 23.3

33/F, Anlian Plaza, Jintian Rd., Futian, Shenzhen 518026 China

Tel：+86-755-88286488 Fax：+86-755-88286499

Website: www.dehenglaw.com

January 7, 2025

To: Lobo EV Technologies Ltd.

Gemini Mansion B 901, i Park, No. 18-17 Zhenze Rd

Xinwu District, Wuxi,

Jiangsu, China

Re: Consent of DeHeng Law Offices

Ladies and Gentlemen:

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this consent letter, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We have acted as the PRC counsel for Lobo EV Technologies Ltd. (the “Company”), a company incorporated under the laws of the British Virgin Islands, in connection the offer and sale, from time to time, of up to 2,485,000 ordinary shares, par value $0.001, in the capital of the Company by Streeterville Capital, LLC (the “Investor” or the “Selling Shareholder”) , as set forth in the Company’s registration statement on Form F-1, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended.

We hereby consent to the references to our firm’s name in, and the filing hereof as an exhibit to, the Form F-1 filed with the Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ DeHeng Law Offices (Shenzhen)
DeHeng Law Offices (Shenzhen)